Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PENNYMAC FINANCIAL SERVICES, INC.

The present name of the corporation is PennyMac Financial Services, Inc. (the “Corporation”). The Corporation was incorporated under the name “PennyMac Financial Services, Inc.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on December 31, 2012. This Amended and Restated Certificate of Incorporation of the Corporation, which amends and restates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1.                                 Name. The name of the Corporation is PennyMac Financial Services, Inc. (the “Corporation”).

ARTICLE II

Section 2.1.                                 Address. The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1.                                 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”); provided, however, that at any time during which the Corporation is deemed to be a subsidiary of a bank holding company for purposes of any applicable laws or regulations that would limit the activities of such a subsidiary, the Corporation shall not engage in any business or other activity that would be prohibited by such laws or regulations.

ARTICLE IV

Section 4.1.                                 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 210,001,000 shares, consisting of (i) 10,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (ii) 200,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and (iii) 1,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 4.2.                                 Preferred Stock.

(A)                               The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, by filing a certificate pursuant to the DGCL (a “Preferred Stock Designation”), to establish the rights, powers and preferences of each such series of Preferred Stock, including the following:

(1)                                 the number of shares of that series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board, and the distinctive serial designation thereof;

(2)                                 the voting powers, full or limited, if any, of the shares of that series and the number of votes per share;

(3)                                 the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;

(4)                                 the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;

(5)                                 the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption or purchase dates), if any, upon which all or any part of the shares of that series may be redeemed or purchased by the Corporation, and any limitations, restrictions or conditions on such redemption or purchase;

(6)                                 the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;

(7)                                 the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;

(8)                                 the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and

(9)                                 any other preferences and relative, participating, optional or other rights and limitations not inconsistent with law, this Article IV or any resolution of the Board in accordance with this Article IV.

All shares of any one series of the Preferred Stock shall be alike in all respects. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series shall have no voting rights except as may be required by the laws of the DGCL. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof shall be required for any amendment to this Amended and Restated Certificate of Incorporation that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock of such series, as the case may be, then outstanding). Except as may be provided by the Board in a Preferred Stock Designation or by applicable law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or series shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock.

Section 4.3.                                 Common Stock.

(A)                               Voting Rights.

(1)                                 Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(2)                                 Each holder of Class B Common Stock, as such, shall be entitled, without regard to the number of shares of Class B Common Stock (or fraction thereof) held by such holder, to a number of votes that is equal to the product of (x) the total number of Company Units (as defined in the Exchange Agreement dated on or about the date hereof as amended from time to time (the “Exchange Agreement”), by and among the Corporation and the holders of Company Units from time to time party thereto), held of record by such holder multiplied by (y) the Exchange Rate (as defined in the Exchange Agreement) on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(3)                                 Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(B)                               Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, such dividends and other distributions may be declared and paid on the Class A Common Stock out of the assets of the

Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(C)                               Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or otherwise.

(D)                               Retirement of Class B Common Stock. In the event that any outstanding share of Class B Common Stock shall cease to be held by a holder of a Company Unit, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and thereupon shall be retired.

ARTICLE V

Section 5.1.                                 By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the law of the State of Delaware, this Amended and Restated Certificate of Incorporation or any restriction relating thereto set forth in any contract to which the Corporation is subject.

ARTICLE VI

Section 6.1.                                 Board of Directors.

(A)                               The business and affairs of the Corporation shall be managed by or under the direction of the Board, with the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board.

(B)                               Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. The number of directors, if any, that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof.

(C)                               Directors of the Corporation need not be elected by written ballot unless the by-laws of the Corporation shall so provide.

(D)                               The Corporation shall not take any of the following actions without the approval of a majority of those directors of the Corporation who are not also officers of the Corporation:

(i)                                     sell, license or otherwise dispose of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions,

(ii)                                  effect a merger, share exchange, consolidation, or other business combination involving the Corporation if holders who, immediately prior to such transaction, held shares of stock of the Corporation entitled to vote generally in the election of directors do not, immediately after such transaction, hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) of such transaction,

(iii)                               liquidate, dissolve or wind-up the affairs of the Corporation,

(iv)                              make any filing, or take any other action, to voluntarily commence any bankruptcy or similar proceeding in respect of the Corporation or substantially all of its assets,

(v)                                 acquire or sell any business or group of related assets in a single transaction or series of related transactions in which the fair value of the aggregate consideration paid by the Corporation or other acquiror in connection with such transaction or transactions is reasonably expected to exceed 20% of the Fair Market Value of the Corporation’s subsidiary, Private National Mortgage Acceptance Company, LLC (“PNMAC”), as determined on the fifth day prior to the date on which the definitive agreement relating to such acquisition or sale is executed.  “Fair Market Value” shall mean (i) if the Class A Common Stock is listed on a national securities exchange as of the date of determination, (A) the average of the closing sales price per share of Class A Common Stock over the twenty (20) consecutive trading days immediately preceding such date, multiplied by (B) the sum of (I) the number of outstanding shares of Class A Common Stock as of such date plus (II) the product obtained by multiplying the number of outstanding Common Units (as defined in the Exchange Agreement) as of such date by the Exchange Rate (as defined in the Exchange Agreement), and (ii) if the Class A Common Stock is not listed on a national securities exchange as of the date of determination, the fair value of PNMAC as determined in good faith by the Board.

(vi)                              remove the existing, or appoint any new, chief executive officer of the Corporation, or

(vii)                           conduct any business or operations (other than through PNMAC or its subsidiaries or their respective successor entities), or create any new direct subsidiary for the purpose of conducting any business or operations.

ARTICLE VII

Section 7.1.                                 Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that (i) any action required or permitted to be taken by the holders of stock of the Corporation with respect to any matter that has been approved by the Board, and (ii) any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, or, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, two or more directors, the Chairman of the Board or the Chief Executive Officer of the Corporation, or any one or more holders of at least the Minimum Voting Percentage.  The “Minimum Voting Percentage” shall initially be 25% of the voting power of all of the then-outstanding shares of stock of the Corporation with respect to matters on which stockholders generally are entitled to vote, and will automatically increase to 51% of such voting power on the first date on which all of the holders of outstanding shares of Class A Common Stock (other than any holder that was, or whose affiliate was, a member of PNMAC immediately prior to the consummation of the initial public offering of the Corporation) hold more than 51% of such voting power.

ARTICLE VIII

Section 8.1.                                 Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment or repeal.

ARTICLE IX

Section 9.1.                                 Certain Acknowledgment.  In recognition and anticipation that: (i) the partners, principals, directors, officers, members, managers or employees of Blackrock and Highfields and their affiliates may serve as directors or officers of the Corporation, (ii) BlackRock and Highfields and their affiliates may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage, and (iii) the Corporation and its subsidiaries may engage in material business transactions with BlackRock and Highfields and their affiliates, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve BlackRock and Highfields and their affiliates and their respective directors, officers, members, managers or employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith.

Section 9.2.                                 Competition and Corporate Opportunities.  BlackRock and Highfields and their affiliates shall not have any duty (fiduciary or otherwise) to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or its subsidiaries.  In the event that BlackRock or Highfields or their affiliates acquire knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation or any of its subsidiaries, neither the Corporation, its subsidiaries nor the shareholders of the Corporation shall, to the fullest extent permitted by law, have any expectancy in such corporate opportunity, and none of BlackRock,  Highfields or any of their affiliates shall, to the fullest extent permitted by law, have any duty to communicate or offer such corporate opportunity to the Corporation, any of its subsidiaries or the shareholders of the Corporation and may pursue or acquire such corporate opportunity for itself or direct such corporate opportunity to another person or entity unless such corporate opportunity is expressly offered to such affiliate in his or her capacity as a director or officer of the Corporation.

Section 9.3.                                 Allocation of Corporate Opportunities.  In the event that a director or officer of the Corporation who is also a partner, principal, director, officer, member, manager or employee of BlackRock or Highfields or any of their affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries and BlackRock or Highfields or any of their affiliates, neither the Corporation, its subsidiaries or any shareholder of the Corporation shall, to the fullest extent permitted by law, have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person in his or her capacity as a director or officer of the Corporation.

Section 9.4.                                 Certain Matters Deemed Not Corporate Opportunities.  In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or that is one in which the Corporation has no interest or reasonable expectancy.

Section 9.5.                                 Renouncement.  In connection with the foregoing, the Corporation renounces any interest or expectancy in, or being offered an opportunity to participate in, the business opportunities not allocated to the Corporation or deemed to belong to the Corporation as set forth in this Article IX.

ARTICLE X

Section 10.1.                          Amendments.  Amendments to this Amended and Restated Certificate of Incorporation shall be subject to all restrictions relating thereto that are set forth in any contract to which the Corporation is subject.

Section 10.2.                          Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed as of [ • ], 2013.

PENNYMAC FINANCIAL SERVICES, INC.

By:
Name:
Title: